Registration No. 333-_________

As filed with the Securities and Exchange Commission on May 25, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bridge Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	11-2934195
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Montauk Highway

Bridgehampton, New York 11932

(Address of Principal Executive Offices)

Bridge Bancorp, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Copies to:

Mr. Kevin M. O’Connor	John J. Gorman, Esquire
President and	Luse Gorman, PC
Chief Executive Officer	5335 Wisconsin Ave., N.W., Suite 780
Bridge Bancorp, Inc.	Washington, DC 20015-2035
2200 Montauk Highway	(202) 274-2000
Bridgehampton, New York 11932
(631) 537-1000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.01 per share	1,000,000	(1)	$37.125	(3)	$37,125,000		$4,623
Participation Interests	—	(2)	—	(2)	—	(2)	—	(2)

(1)	Represents common stock available for future issuance under the Plan and an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Bridge Bancorp, Inc. Employee Stock Purchase Plan (the “Stock Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Bridge Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Stock Plan for which no separate fee is required.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to 17 C.F.R. Sections 230.457(h) and 230.457(c) of the Securities Act on the basis of $37.125 per share, the average of the high and low sales price of the common stock reported on the NASDAQ Global Market on May 18, 2018.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Plan as specified by Rule 428(b) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (File No. 001-34096), filed with the Commission on March 9, 2018 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)       All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)       The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on June 9, 2008 (File No. 001-34096).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Article V of the Registrant’s Bylaws provides as follows:

Section 501 - Right to Indemnification

Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, join venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 502 - Authorization of Indemnification

Any indemnification provided for by Section 501 shall be authorized in any manner provided by applicable law or, in the absence of such law;

(a)           By the Board of Directors acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(b)           If a quorum under clause (a) is not obtainable, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgment or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the director or officer.

Section 503 - Right of Claimant to Bring Suit

If a claim of indemnification is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 504 - Non-Exclusivity of Rights

The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 505 - Insurance

Subject to the laws of New York, the Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

2

Section 506 - Severability

It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Bridge Bancorp, Inc. Employee Stock Purchase Plan	*

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*	Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Shareholders of Bridge Bancorp, Inc. (File No. 001-34096), filed by the Company under the Exchange Act on April 2, 2018.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

5.       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3

6.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgehampton, Town of Southampton, New York, on this 25th day of May, 2018.

BRIDGE BANCORP, INC.

By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Bridge Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Kevin M. O’Connor and Howard H. Nolan, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Kevin M. O’Connor and Howard H. Nolan may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Bridge Bancorp, Inc. Employee Stock Purchase Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kevin M. O’Connor and Howard H. Nolan shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Kevin M. O’Connor	President, Chief Executive Officer	May 25, 2018
Kevin M. O’Connor	and Director
(Principal Executive Officer)

/s/ John M. McCaffery	Executive Vice President, Chief	May 25, 2018
John M. McCaffery	Financial Officer and Treasurer (Principal Financial Officer)

/s/ Nicholas Parrinelli	Vice President	May 25, 2018
Nicholas Parrinelli	(Principal Accounting Officer)

/s/ Marcia Z. Hefter	Chairperson of the Board	May 25, 2018
Marcia Z. Hefter

Signatures	Title	Date

/s/ Dennis A. Suskind	Vice Chairperson of the Board	May 25, 2018
Dennis A. Suskind

/s/ Emanuel Arturi	Director	May 25, 2018
Emanuel Arturi

/s/ Matthew Lindenbaum	Director	May 25, 2018
Matthew Lindenbaum

/s/ Charles I. Massoud	Director	May 25, 2018
Charles I. Massoud

/s/ Albert E. McCoy, Jr.	Director	May 25, 2018
Albert E. McCoy, Jr.

/s/ Raymond A. Nielsen	Director	May 25, 2018
Raymond A. Nielsen

/s/ Howard H. Nolan	Senior Executive Vice President, Chief Operating Officer, Corporate Secretary and Director	May 25, 2018
Howard H. Nolan

/s/ Daniel Rubin	Director	May 25, 2018
Daniel Rubin

/s/ Rudolph J. Santoro	Director	May 25, 2018
Rudolph J. Santoro

/s/ Thomas J. Tobin	Director	May 25, 2018
Thomas J. Tobin

/s/ Christian Yegen	Director	May 25, 2018
Christian Yegen